Exhibit 99.1

Brian Stone Named President of Intrepid

DENVER, CO; August 2, 2021 – Intrepid Potash, Inc. (NYSE: IPI) announced today that Brian Stone has been promoted to President of Intrepid, effective August 2, 2021. As President, Mr. Stone will assume daily responsibility for executing the operations for all segments of Intrepid’s business.

“Brian’s leadership experience and commodities background have been a wonderful addition to Intrepid and we are excited for him to lead the execution of our strategic vision to grow our oilfield solutions business and drive profitable growth across all segments.” said Bob Jornayvaz, Intrepid’s Executive Chairman and CEO. “While navigating a challenging environment in 2020, Brian successfully managed Intrepid’s oilfield business that is now positioned to capitalize on recent improvements in oilfield activity near our operations. We congratulate Brian on this well-deserved promotion and look forward to his success in the coming years.”

Mr. Stone joined Intrepid in December 2019 as Chief Operating Officer with responsibility for Intrepid’s Oilfield Solutions segment. Prior to joining Intrepid, Mr. Stone spent 34 years in all phases of the oil and gas industry, most recently as Chief Operating Officer for Hupecol Operating Co., an international oil and gas company focused on South America and Europe. In that capacity, Mr. Stone managed international oil and gas operations as well as heading the finance and business development roles for those companies. Earlier in his career, Mr. Stone worked for J.M. Huber Corporation, a mining and natural resources company, as Vice President in the Energy Sector, and later as Chief Risk Officer in Huber’s corporate office.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt and water products essential for customer success in agriculture, animal feed and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine and various oilfield services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Contact

Matt Preston, Vice President - Finance

Phone: 303-996-3048

Email: matt.preston@intrepidpotash.com

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